Exhibit (c)(17)

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Project Francis Conflicts Committee GP LLC Discussion Materials of the Board of Directors of Arkose May 9, 2018 PRIVATE AND CONFIDENTIAL. This document is being sent to you for your information only as an investment banking client of Gol dman Sachs and should not be forwarded outside of your organization. This document has been prepared by the Investment Banking Division and is not a produ ct of Goldman Sachs Global Investment Research. This document should not be used as a basis for trading in the securities or loans of the companies name d herein or for any other investment decision. This document does not constitute an offer to sell the securities or loans of the companies named herein or a solic itation of proxies or votes and should not be construed as consisting of investment advice. Goldman Sachs does not provide accounting, tax, or legal advice.

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PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Goldman Sachs

# Summary of Series B Negotiations (cont'd.)

## ($ in millions, except per share/unit data)

INVESTMENT BANKING DIVISION

| | 10-Apr Pres. @ 6% Series B Take | Negotiated Value at 1.8x Exch. Ratio / 4.5% Take | Negotiated Value at 1.8x Exch. Ratio / 2.0% Take | |
|---|---|---|---|---|
| Midstream Unit Price | $ 25.10 | NA | NA | |
| (x) Midstream Diluted Units Outstanding | 188 | NA | NA | |
| Midstream Market Cap | $ 4,718 | NA | NA | |
| GP 20-Day VWAP | $ 16.42 | $ 16.91 | $ 16.91 | Illustrative value – assumes closing price equal to 23-Apr-2018 GP share price |
| (x) GP Units Outstanding | 186 | 525 | 525 | |
| GP Market Cap | $ 3,058 | $ 8,873 | $ 8,873 | |
| Arkose Family Equity Value | $ 7,776 | $ 8,873 | $ 8,873 | |
| (-) $2.0bn Threshold | (2,000) | (2,000) | (2,000) | |
| Equity Value Subject to Series B Take | $ 5,776 | $ 6,873 | $ 6,873 | |
| (x) Series B Take | 6.0 % | 4.5 % | 2.0 % | |
| Class B Share ($) | $ 347 | $ 309 | $ 137 | Drives cash component of offer |
| (x) Units Outstanding | 100 % | 100 % | 100 % | |
| (x) Percent Vested | 100 % | 100 % | 100 % | |
| Total Entitlement | $ 347 | $ 309 | $ 137 | |
| (/) Vested Units Outstanding | 98.6 | 98.6 | 98.6 | |
| Per Vested B Units Entitlement | $ 3.5 | $ 3.1 | $ 1.4 | |
| (x) Vested Units Redeemed | 98.6 | 98.6 | 98.6 | |
| (/) 20 Day GP VWAP (Current) | $ 16.66 | $ 16.91 | $ 16.66 | |
| Conversion - Common Shares Issued | 20.8 | 18.3 | 8.3 | |

*Source: Arkose projections , Management Series B valuation materials, Bloomberg market data as of 04-May-2018*

2

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Comparison of Series B Distribution on Terminal Value Status Quo GP Share Count Illustrative “Intrinsic Value” @ 10.0% Discount Rate Management Proposed Framework Cash and Share Settlement 4.5% Series B Take Minus $331 A $ 310 A Comparative Calculation 7% Terminal Yield Comparative Calculation 8% Terminal Yield Comparative Calculation 9% Terminal Yield Comparative Calculation 10% Terminal Yield Total Series B Value Cash Payment Remaining Value (Share Settlement, 2% Series B Take) PV of Distributions PV of Terminal Value Source: Arkose Projections, Wall Street research and Bloomberg market data as of 02-May-2018 Note: Series B value calculated as the PV of distributions through 2026 and the TV at year end 2026. Additional Reference Materials 3 $ 140 $ 170 $170 $303 $142 $281 $121 $264 $103 $161 $161 $161 $161 3-May-2018 Materials

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Analysis at Various Assumed GP Share Prices Pro Forma Arkose GP + Midstream | Illustrative 1.8x Exchange Ratio 25-Apr-18 Share Price 2-May-18 Share Price IPO Price Current GP Shares (+) Pro Forma Midstream Units (at 1.8 x Ech. Ratio) (+) Shares Issued to Series B Units @ 4.5 % PF Interest 186 338 18 186 338 18 186 338 18 186 338 18 186 338 19 186 338 20 Total Pro Forma Shares Outstanding 542 543 543 543 544 544 % Change From Current Share Price (15)% (9)% (4)% 0% 14% 34 % Implied # of GP Shares Issued for Series B 7.9 8.0 8.2 8.3 8.5 8.8 Pro Forma Series B Take 2.00% (w/ 11.2mm share cap) Implied Value of Series B Interest (Based on Implied GP Share Price) Value of Shares Issued 2.00 % Value of Cash Component Total Consideration for Series B Value of Management Proposed Conversion 4.50 % Source: Arkose Projections, Wall Street research and Bloomberg market data as of 02-May-2018 4 Additional Reference Materials $ 120$ 131$ 141$ 148$ 174$ 212 170170170170170170 $ 290$ 301$ 311$ 318$ 344$ 382 $ 264$ 288$ 309$ 325$ 382$ 465 Current Prices GP: $17.58 Midstream: $26.42 GP IPO Price: $23.50 Assumed GP Share Price$ 15.00$ 16.00$ 16.92$ 17.58$ 20.00$ 23.50 3-May-2018 Materials

PRELIMINARY CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY Illustrative Series B Settlement at Various Assumed GP Pro Forma Arkose Share Prices at Closing GP + Midstream | Illustrative [1.8]x Exchange Ratio % Uplift from Current Equity Value Current GP Shares (+) Pro Forma Midstream Units (at 1.8 x Ech. Ratio) (+) Shares Issued to Series B Units @ 2.0 % PF Interest 5% 186.2 338.5 8.0 10% 186.2 338.5 8.1 20% 186.2 338.5 8.3 30% 186.2 338.5 8.5 186.2 338.5 7.9 Total Pro Forma Shares Outstanding 532.6 532.7 532.8 533.0 533.2 % Change From Current Share Price (9)% (5)% (0)% 9% 18 % Implied # of GP Shares Issued for Series B 7.9 8.0 8.1 8.3 8.5 Pro Forma Series B Take 2.00% (w/ 11.2mm share cap) Implied Value of Series B Interest (Based on Implied GP Share Price) Value of Shares Issued 2.00 % Value of Cash Component Total Consideration for Series B Implied # of GP Shares / Pro Forma Ownership / Total Consideration 7.9 / 1.5% / $311 11.8 / 2.2% / 369 15.7 / 2.9% / 427 17.6 / 3.3% / 455 19.6 / 3.6% / 483 21.5 / 3.9% / 511 23.4 / 4.3% / 538 8.0 / 1.5% / $319 12.0 / 2.2% / 381 15.9 / 2.9% / 442 17.9 / 3.3% / 473 19.9 / 3.6% / 503 21.8 / 4.0% / 532 23.8 / 4.3% / 561 8.1 / 1.5% / $327 12.2 / 2.3% / 393 16.2 / 3.0% / 458 18.2 / 3.3% / 490 20.2 / 3.7% / 522 22.2 / 4.1% / 553 24.1 / 4.4% / 585 8.3 / 1.6% / $343 12.4 / 2.3% / 417 16.6 / 3.1% / 489 18.6 / 3.4% / 525 20.7 / 3.8% / 561 22.7 / 4.1% / 596 24.7 / 4.5% / 631 8.5 / 1.6% / $359 12.7 / 2.4% / 441 16.9 / 3.1% / 521 19.0 / 3.5% / 560 21.1 / 3.9% / 600 23.2 / 4.2% / 638 25.3 / 4.6% / 677 2.0% 3.0 4.0 4.5 5.0 5.5 6.0 Source: Arkose Projections, Wall Street research and Bloomberg market data as of 04-May-2018 5 Supplemental Materials % GP Take $ 121 $ 129 $ 137 $ 153 $ 169 190 190 190 190 190 $ 311 $ 319 $ 327 $ 343 $ 359 Current Prices GP: $16.91 GP IPO Price: $23.50 Implied Share Price at Closing $ 15.31 $ 16.07 $ 16.84 $ 18.36 $ 19.88 Assumed Total Equity Value at Closing $ 8,155 $ 8,563 $ 8,971 $ 9,786 $ 10,602